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                                                                      EXHIBIT 5

                                                           July 10, 1995

Merrill Lynch & Co., Inc.
World Financial Center
North Tower
New York, New York 10281-1334

Gentlemen:

  We have acted as your counsel and are familiar with the corporate proceedings had in connection with the proposed issuance and sale by Merrill Lynch & Co., Inc. (the "Company") of up to 5,750,000 of its Structured Yield
Product Exchangeable for Stock,   % STRYPES Due August 15, 1998 (the
"Securities").

  We have examined such documents and records as we deemed appropriate, including the following:

    (a) a copy of the Restated Certificate of Incorporation of the Company, certified by the Secretary of State of the State of Delaware;

    (b) a copy of the Company's Registration Statement on Form S-3 relating to the Securities (the "Registration Statement");

    (c) a copy of the indenture with respect to the Company's senior debt securities between the Company and Chemical Bank (successor by merger to Manufacturers Hanover Trust Company), as trustee (the "Trustee"), dated as of April 1, 1983, as amended and restated (the "Principal Indenture"), in the form executed by the Company and the Trustee; and

    (d) a copy of the supplemental indenture with respect to the Securities between the Company and the Trustee (the "Supplemental Indenture"), in the form filed as an exhibit to the Registration Statement.

  The term "Indenture" shall mean the Principal Indenture as amended by the Trust Indenture Reform Act of 1990 and as amended and supplemented by the Supplemental Indenture.

  Based upon the foregoing and upon such further investigation as we deem relevant in the premises, we are of the opinion:

    1. The Company has been duly incorporated under the laws of the State of Delaware.

    2. The Principal Indenture has been duly and validly authorized, executed and delivered by the Company and, as amended by the Trust Indenture Reform Act of 1990, constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms.

    3. The Supplemental Indenture has been duly authorized by the Company and, when the Supplemental Indenture has been duly executed and delivered by the Company and the Trustee, such Supplemental Indenture will constitute a valid and binding agreement of the Company, enforceable in accordance with its terms.

    4. When the Supplemental Indenture has been duly executed and delivered by the Company and the Trustee, and when the Securities shall have been duly authenticated or countersigned by the Trustee and duly issued under the Indenture, such Securities will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

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  With respect to enforcement, the above opinions are qualified to the extent that enforcement of the Principal Indenture, the Supplemental Indenture or the Securities may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability relating to or affecting enforcement of creditors' rights or by general equity principles.

  We consent to the filing of this opinion as an exhibit to the Registration Statement, to the quotation in the Registration Statement of our opinion with respect to certain tax matters and to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

                                          Very truly yours,

                                          /s/ Brown & Wood